EXHIBIT 4.3



         THIS WARRANT CERTIFICATE (AND THE COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON EXERCISE HEREOF) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE LAW OR REGULATION OF ANY STATE AND ARE NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 13 OF THE PURCHASE AGREEMENT REFERRED TO HEREIN AND SUBJECT TO SECTION 14 OF THE REGISTRATION RIGHTS AGREEMENT REFERRED TO HEREIN. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH PURCHASE AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE REGISTERED HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

                            HOME STATE HOLDINGS, INC.
                           Class A Warrant Certificate

Date of Issuance:  October 4, 1996                          Certificate No. A-2

                  FOR VALUE RECEIVED, the undersigned HOME STATE HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, the "Company"), hereby grants to HARE & CO., or its registered assigns (the "Registered Holder"), or any other Person to whom this Warrant has been assigned pursuant to Section 8 hereof (an "Assignee"), the right to purchase from the Company up to an aggregate of 700,000 shares of duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), or any stock into which such Common Stock shall have been changed or any stock or other securities resulting from a reclassification thereof (the Common Stock and/or any other securities obtainable hereunder, the "Warrant Stock") at an exercise price of $9.50 per share (as adjusted hereunder, the "Exercise Price") at any time and from time to time. The foregoing rights are subject to the terms, conditions and adjustments set forth below in this Warrant.

                  This Warrant Certificate is one of the Class A Warrant Certificates (the "Warrants", which term includes all Warrants issued in substitution therefor or portions of rights thereunder) issued in connection with the sale by the Company of Series A Cumulative Voting Preferred Stock, $0.01 par value per share (the "Preferred Stock"). The Warrants and the Preferred Stock have been issued pursuant to the terms of the Securities Purchase Agreement, dated as of October 4, 1996 (as from time to time assigned, supplemented or amended or as the terms thereof may be waived, the "Purchase Agreement"), between the Company and the Purchasers named therein. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement. This Warrant is subject to the provisions, and is entitled to the benefits, of the Purchase Agreement.


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         Section 1. Exercise of Warrant.

         1.1 Exercise Period. At any time and from time to time after the Date of Issuance (as defined herein) to and including October 4, 2003 (the "Exercise Period"), the Registered Holder or any Assignee, may exercise this Warrant (any such Person exercising this Warrant, the "Exercising Holder") as provided in
Section 1.2.

         1.2 Exercise Procedure. The purchase rights represented by this Warrant may be exercised by the Exercising Holder, in whole or in part, during normal business hours on any Business Day, by surrender of this Warrant to the Company at its office designated pursuant to Section 13 hereof, which Warrant shall be accompanied by:

                  (a) an Exercise Agreement duly executed by or on behalf of the Exercising Holder in substantially the form attached hereto as Annex A, in each case (i) designating the Person to whom the shares of Warrant Stock are to be issued, (ii) specifying the number of shares of Warrant Stock to be purchased, and (iii) specifying the method of payment for such shares;

                  (b) payment for the shares of Warrant Stock specified in the Exercise Agreement in an amount (the "Aggregate Exercise Price") equal to (i) the number of shares of Warrant Stock specified in the Exercise Agreement (giving effect to any adjustment thereof) multiplied by
         (ii) the Exercise Price; such payment shall be made, at the option of the Exercising Holder, (x) by wire transfer (made pursuant to instructions from the Company) or by official bank or certified check payable to the Company, (y) as provided in Section 1.4 or (z) as provided in Section 1.5; and

                  (c) if this Warrant is to be exercised by an Assignee not then reflected as the Registered Holder of this Warrant, an Assignment or Assignments in substantially the form attached hereto as Annex B evidencing the assignment of this Warrant to such Assignee pursuant to
         Section 8 hereof.

Upon delivery of the foregoing, this Warrant shall be deemed to have been exercised (the date of such exercise being referred to as the "Exercise Date") and the Exercising Holder (or any designee thereof) shall thereupon be entitled to receive (and shall be deemed to have become the record holder of) the number of shares of Warrant Stock specified in the Exercise Agreement (plus cash in lieu of any fractional share as provided in Section 1.3(c) hereof).

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         1.2A     Limitation on Exercise; Cash Settlement.

                  (a) Notwithstanding any other provision of this Warrant, the Registered Holder (or its Assignee) shall not be permitted to exercise its purchase rights under this Warrant if and to the extent such exercise would result, directly or indirectly, in such Registered Holder (or any Assignee) and its Affiliates owning, controlling or being entitled to own (including through exercise of its rights under this Warrant) shares of capital stock of the Company that, in the aggregate, represent ten percent (10%) or more of (i) the voting rights of all of the then-outstanding shares of capital stock of the Company or (ii) the then outstanding shares of Common Stock of the Company.

                  (b) If the limitation on exercise set forth in Section 1.2A(a) above prevents the exercise by the Registered Holder (or its Assignee) of all of its purchase rights under this Warrant as of the end of the Exercise Period, such Registered Holder (or any Assignee) shall be entitled to receive from the Company at the end of the Exercise Period, in lieu of such purchase rights, a cash settlement payment equal to the excess, if any, of (i) the Fair Market Value on such date of the Warrant Shares that could have been issued had the limitation on exercise not been in effect over (ii) the Exercise Price for such Warrant Shares on such date (as adjusted pursuant to the terms hereof).

         1.3      Share Certificates, Cash for Fractional Shares, etc.

                  (a) As promptly as practicable after the Exercise Date (and in any event within fifteen (15) Business Days thereafter) a certificate or certificates for shares of Warrant Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Exercising Holder (or such other Person as may be designated by the Exercising Holder in the Exercise Agreement).

                  (b) If this Warrant is exercised in part only, the Company shall prepare a new Warrant or Warrants of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal to the number of shares called for on the face of this Warrant minus the number of shares of Warrant Stock specified in the Exercise Agreement (without giving effect to any adjustment thereof). Such new Warrant certificate or certificates shall be delivered to the Exercising Holder (or any designee thereof) as promptly as practicable after the Exercise Date (and in any event within five
(5) Business Days thereafter).

                  (c) If any fraction of a share of Warrant Stock would be issuable upon the exercise of any Warrants (or specified portion thereof), in lieu of such fractional share, the Company shall pay to the Exercising Holder an amount in cash equal to such fraction multiplied by the Fair Market Value per share of Warrant Stock on the Exercise Date. If more than one Warrant is presented for exercise at the same time by any Exercising Holder, the number of full shares of Warrant Stock issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Warrant Stock purchasable on exercise of the Warrants so presented.

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                  (d) The issuance of certificates for shares of Warrant Stock upon exercise of this Warrant shall be made without charge to the Exercising Holder (or any designee thereof) for any issuance, stamp, or other tax in respect thereof (other than income tax) or other cost incurred by the Company in connection with the exercise of this Warrant and the related issuance of shares of Warrant Stock. Each share of Warrant Stock issuable upon exercise of this Warrant shall, upon payment of the Aggregate Exercise Price therefore, be fully paid and nonassessable and free from all liens and charges and free from preemptive or other rights and each certificate representing shares of Warrant Stock shall bear the following legend:

THIS WARRANT CERTIFICATE (AND THE COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON EXERCISE HEREOF) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE LAW OR REGULATION OF ANY STATE AND ARE NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 13 OF THE PURCHASE AGREEMENT REFERRED TO HEREIN AND SUBJECT TO SECTION 14 OF THE REGISTRATION RIGHTS AGREEMENT REFERRED TO HEREIN. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH PURCHASE AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE REGISTERED HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

                  (e) Notwithstanding any other provision hereof, if this Warrant is to be exercised, in full or in part, in connection with a public offering, any such exercise may, at the election of the Exercising Holder, be conditioned upon the consummation of the public offering in which case such exercise shall not be deemed to be effective until the consummation of the public offering.

                  (f) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, at least the number of shares equal to the total number of shares of Warrant Stock issuable upon the exercise of all outstanding Warrants. Upon each adjustment in the number of shares of Warrant Stock for which Warrants are exercisable (pursuant to Section 2.1(b) hereof), the Company shall reserve an additional number of shares of Warrant Stock sufficient to permit the exercise of all Warrants as so adjusted. The Company shall not close its books against the transfer of this Warrant or of any share of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

                  (g) The Company shall take all such actions as may be necessary to insure that all shares of Warrant Stock issued upon exercise of this Warrant are issued without violation of any applicable law, governmental regulation or requirements of any domestic securities exchange upon which shares of Warrant Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The

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Company shall assist and cooperate with any Exercising Holder (or any designee thereof) required to make any governmental filings or obtain any governmental approvals prior to or in connection with the exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

         1.4      Payment by Application of the Preferred Stock.

                  (a) The Exercising Holder shall have the option, but not the obligation, upon any exercise of this Warrant, to apply any one or more of the following to all or part of the Aggregate Exercise Price: (i) Preferred Stock held by the Exercising Holder on the Exercise Date, or (ii) all or any part of the accrued and unpaid dividends on any shares of Preferred Stock held by the Exercising Holder on the Exercise Date. Any Preferred Stock to be applied to the Aggregate Exercise Price pursuant to the preceding clause (i) shall be surrendered to the Company for cancellation and each share so surrendered for cancellation shall be deemed to be the payment of $1,000 of the Aggregate Exercise Price; provided, however, that if any shares of Preferred Stock to be surrendered hereunder are subject to redemption at a higher price per share (as provided in the Certificate of Designations), then each such share surrendered shall be deemed to be the payment of such higher price per share, in each case towards the Aggregate Exercise Price. If a certificate for shares of Preferred Stock is surrendered pursuant to this Section 1.4, and such certificate represents more shares of Preferred Stock than are being applied to the Aggregate Exercise Price, the Company shall issue a new certificate for the unapplied number of shares and such certificate shall be delivered to the Exercising Holder as promptly as practicable after the Exercise Date (and in any event within fifteen (15) Business Days thereafter).

                  (b) The Exercising Holder may elect either (or both) of the options set forth in subsections (i) and (ii) above by specifying in the Exercise Agreement the number of shares of Preferred Stock to be applied to the Aggregate Exercise Price and/or the amount of accrued and unpaid dividends thereon to be applied to the Aggregate Exercise Price, and in such event, the Company will accept the number of shares of Preferred Stock and/or the accrued and unpaid dividends so specified in full or partial satisfaction of the Aggregate Exercise Price. The Exercising Holder shall have the right to apply shares of Preferred Stock and/or accrued and unpaid dividends thereon to exercise all or any portion of this Warrant (x) whether or not payment on the shares of Preferred Stock is otherwise prohibited and (y) even though the Company or such Exercising Holder may have given notice of redemption with respect to all or any portion of such Preferred Stock, so long as the Exercise Agreement shall, together with this Warrant, have been delivered to the Company in accordance with Section 1.2 hereof prior to the date fixed for such redemption.

         1.5      Conversion of Warrant.

                  (a) In addition to and without limiting any rights under the terms of this Warrant, the Exercising Holder shall have the option, but not the obligation, to convert this Warrant or any portion thereof (the "Conversion

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Right") into shares of Warrant Stock as provided in this Section 1.5 at any time; provided, however, that the Exercising Holder shall not be permitted to exercise its Conversion Right if and to the extent such exercise would result, directly or indirectly, in such Exercising Holder and its Affiliates owning, controlling or being entitled to own (including through exercise of its rights under this Warrant) shares of capital stock of the Company that, in the aggregate, represent ten percent (10%) or more of the voting rights of all of the then-outstanding shares of capital stock of the Company. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the "Conversion Warrant Stock"), the Company shall deliver to the Exercising Holder (without payment by the Exercising Holder of any Exercise Price or any cash or other consideration) that number of shares of Warrant Stock equal to the quotient obtained by dividing (i) the Fair Market Value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in Section 1.5(b) hereof) by (ii) the Fair Market Value of one share of Common Stock of the Company on the Conversion Date. No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, in lieu of such fractional share, the Company shall pay to the Exercising Holder cash in an amount equal to such fraction multiplied by the Fair Market Value per share of Warrant Stock on the Conversion Date.

                  (b) The Conversion Right may be exercised by the Exercising Holder by delivery of this Warrant at the office of the Company designated pursuant to Section 13 of this Warrant, during normal business hours on any Business Day, together with a written statement (a "Conversion Notice") executed by or on behalf of such Exercising Holder specifying that the Exercising Holder thereby intends to exercise the Conversion Right and indicating the number of shares of Conversion Warrant Stock (i.e., the shares of Warrant Stock which are being surrendered in exercise of the Conversion Right). Such conversion shall be deemed effective upon receipt by the Company of this Warrant together with the Conversion Notice, or on such later date as is specified therein (the "Conversion Date") and, at the election of the Exercising Holder, may be made contingent upon the occurrence of any event specified in the Conversion Notice. Certificates for the shares of Warrant Stock issuable upon exercise of the Conversion Right and, if applicable, a new Warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered (together with cash in lieu of any fractional shares to which such holder would otherwise be entitled) to the Exercising Holder (or any designee thereof) as promptly as practicable after the Conversion Date (and in any event within five (5) Business Days thereafter).

         1.6 Acknowledgment of Obligation. The Company will, at the time of or at any time after each exercise of this Warrant, upon the request of the Registered Holder hereof, acknowledge in writing its continuing obligation to afford to such Registered Holder all rights (including without limitation any rights to registration of any such shares of Warrant Stock pursuant to the Registration Rights Agreement) to which such Registered Holder shall continue to be entitled under this Warrant, the Purchase Agreement and the Other Transaction Documents; provided, that if any such Registered Holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Company to afford such rights to such Registered Holder.

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

         Section 2.        Adjustments.

         2.1      Adjustment of Exercise Price and Number of Shares of Warrant
                  Stock.

                  (a) In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2; provided, however, that no adjustments to the Exercise Price shall be made as a result of or in connection with:

                  (i) the issuance of shares of Warrant Stock upon exercise of any of the Warrants; or

                  (ii) the issuance of Common Stock to directors, officers and employees of the Company and its Subsidiaries, or the grant to, or the exercise by, any such persons of rights, options or warrants to subscribe for or purchase Common Stock ("Options"); provided, that any such issuance or grant or exercise shall be pursuant to the Company's employee compensation plan duly adopted by the Company's Board of Directors and the Company's shareholders and as in effect on the date hereof, and with respect to Options, such exercise price for any such Common Stock shall be at least the Fair Market Value at the time of the grant of such Option; provided, further, that the aggregate number of shares of Common Stock which, as of any date, have been issued and are outstanding pursuant to such plan or are obtainable under then outstanding Options issued pursuant to such plan shall not exceed ten percent (10%) of the total of (A) the outstanding number of shares of Common Stock on the date hereof and (B) the number of shares of Common Stock which may then be issued (and are not then outstanding) under the Warrants or under any other outstanding Options or Convertible Securities; provided, further, that if any shares of Common Stock are issued or obtainable under such plans in excess of such ten percent (10%) limit or in violation of the first proviso of this subsection
         (ii), there shall be an adjustment to the Exercise Price as provided in
         Section 2.2(b) hereof with respect to such excess shares.

In no event shall the Exercise Price as adjusted pursuant to this Section 2.1 be less than the par value of a share of Common Stock. Without the prior written consent of the holders of at least fifty-one percent (51%) of the shares of Warrant Stock then obtainable from the exercise of all then outstanding Warrants, the Company will not (x) increase the par value of a share of Common Stock of the Company or (y) effect a subdivision of, or a stock dividend payable in, shares of Common Stock of the Company without also effecting a proportionate decrease in the par value of a share of Common Stock of the Company.

                  (b) Notwithstanding the number of shares of Warrant Stock called for on the face of this Warrant, upon each adjustment of the Exercise Price, the number of shares of Warrant Stock acquirable upon exercise of this

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Warrant shall be adjusted up (and not down except pursuant to the terms of
Section 2.2(c)(iii) hereof) to the number of shares of Warrant Stock equal to
(i) the Exercise Price in effect immediately prior to such adjustment multiplied by the number of shares of Warrant Stock acquirable upon exercise of this Warrant immediately prior to such adjustment divided by (ii) the Exercise Price resulting from any adjustment made pursuant to Section 2.2 hereof.

                  (c) If after an adjustment a holder of a Warrant upon exercise of it may receive shares of two (2) or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 2.

         2.2 Adjustment of Exercise Price. The Exercise Price shall be subject to adjustment from time to time, as follows:

                  (a) Adjustments for Stock Dividends, Stock Splits, etc. If the Company at any time after the Date of Issuance (i) subdivides (by stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, (ii) combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, (iii) pays a stock dividend or makes a distribution (on or in respect of any class of its capital stock) in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), or (iv) issues by reclassification of its shares of Common Stock any shares of capital stock of the Company, then, in any such case, the Exercise Price in effect immediately prior to such action shall be adjusted to a price equal to (x) the Exercise Price in effect immediately prior to such action multiplied by (y) the number of shares of Warrant Stock acquirable upon exercise of this Warrant immediately prior to such action divided by the number of shares of Warrant Stock which would have been owned immediately following such action had such Warrant been exercised immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such Exercise Price shall thereafter be subject to further adjustments under this Section 2. An adjustment made pursuant to this Section 2.2(a) shall become effective retroactively on the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (b) Adjustments for Issuance of Additional Common Stock. Subject to the exceptions referred to in Section 2.1 hereof, if after the Date of Issuance the Company issues or sells, or in accordance with paragraph 2.2(c) is deemed to have issued or sold, any shares of Common Stock (the "Additional Common Stock") either (i) for a consideration per share less than the Fair Market Value per share of Warrant Stock immediately prior to such issuance or sale, (ii) for a consideration per share less than the Exercise Price immediately prior to such issuance or sale, or (iii) without consideration, then immediately upon each such issuance or sale the Exercise Price shall be reduced to a price equal to the lesser of:

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         (A)      the price determined by multiplying such Exercise Price by a fraction, of which

                           (1) the numerator shall be (i) the number of shares
                  of Common Stock outstanding when the Exercise Price became effective plus (ii) the number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Company upon all issues of its Common Stock since the Exercise Price became effective (including the consideration, if any, received for such Additional Common Stock) would purchase at the greater of (x) the then current Fair Market Value per share of the Common Stock or (y) the then Exercise Price per share, and

                           (2) the denominator shall be (i) the number of shares
                  of Common Stock outstanding when the Exercise Price became effective plus (ii) the number of shares of Common Stock issued since the Exercise Price became effective (including the number of shares of such Additional Common Stock); and

         (B) the price determined by dividing (x) the aggregate amount of consideration, if any, received by the Company upon all issues of its Common Stock since the Exercise Price became effective (including the consideration, if any, received for such Additional Common Stock) by (y) the number of shares of Common Stock issued since the Exercise Price became effective (including the number of shares of such Additional Common Stock);

provided, however, that such adjustment shall be made only if such adjustment results in an Exercise Price less than the Exercise Price in effect immediately prior to the issuance of such Additional Common Stock.

                  (c) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under this Section 2.2, the following shall be applicable:

                  (i) Issuance of Rights or Options. If the Company issues (whether by sale, grant or otherwise) any (A) Options (subject to the exceptions referred to in Section 2.1 hereof) or (B) any security directly or indirectly convertible into Common Stock ("Convertible Securities"), the Company shall be deemed to have issued, for the consideration described below, the number of shares of Common Stock into which any such Convertible Security may be converted when first convertible and/or the number of shares of Common Stock deliverable upon the exercise of such Options when first exercisable, as the case may be (and such shares shall be deemed to be outstanding shares of Additional Common Stock for purposes of this Warrant). For purposes of this Warrant, the consideration deemed to be received by the Company at the time of the issuance of such Options and/or Convertible Securities shall be the consideration so determined pursuant to Section 2.2(c)(iv) or 2.2(c)(v) hereof, as the case may be, plus (x) any consideration or adjustment payment to be received by the Company in connection with such conversion or, as applicable, (y) the aggregate price at which shares of the Common Stock are to be delivered upon the exercise of such Options when first exercisable (or, if no price is specified and such shares are to be delivered at an option price related to the market value of the subject Common Stock, an aggregate option price

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        bearing the same relation to the Fair Market Value of the subject
        Common Stock at the time such Options were granted).

                  (ii) Change in Option Price or Conversion Rate. If (A) the conversion or exercise price of any Options or Convertible Securities is decreased or (B) the number of shares of Common Stock deliverable upon the exercise of any Option or upon the conversion of any Convertible Security is increased, the Exercise Price in effect at the time of such change shall be readjusted pursuant to Section 2.2(c)(i), which readjusted Exercise Price shall be calculated as if the terms of the applicable Options and/or Convertible Securities following such change (including the conversion or exercise price and the number of shares of Common Stock subject thereto) had been in effect at the time such Options and/or Convertible Securities had been initially issued; provided, however, that no such readjustment shall result in an increase in the Exercise Price.

                  (iii) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration or termination of any Option or the expiration or termination of any right to convert or exchange any Convertible Securities, the Exercise Price then in effect (and the number of shares of Warrant Stock acquirable hereunder) shall be readjusted (up or down as the case may be) to the Exercise Price (and the number of shares) as would have been obtained had the adjustments made with respect to the issuance of such Options or Convertible Securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such Options or upon the conversion of any such Convertible Securities and at the actual exercise or conversion prices (but any such recalculation shall not result in the Exercise Price being higher than that which would be calculated without regard to such issuance.)

                  (iv) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor after deducting any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with the issuance of any of the foregoing. If any Common Stock, Options or Convertible Securities are issued for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration. The fair value of any consideration other than cash or securities shall be determined jointly by the Board of Directors of the Company and the Registered Holders of Warrants representing a majority of the shares of Warrant Stock obtainable upon exercise of the then outstanding Warrants. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the shares of Warrant Stock obtainable upon exercise of the then outstanding Warrants. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

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         Notwithstanding the foregoing, (A) where such non-cash consideration consists of securities, the value of such non-cash consideration shall be the Fair Market Value of such securities as of the date of receipt and (B) where such non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Company (or where such obligations are otherwise converted into shares of Common Stock), the value of the non-cash consideration shall be deemed to be the amount, including principal and any accrued interest, as of the time of the Company's receipt, of the obligations canceled, surrendered, satisfied, exchanged or converted.

                  (v) Integrated Transactions. In case any Option or Convertible Security is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options or Convertible Security, the Option or Convertible Security shall be deemed to have been issued without consideration.

                  (vi) Number of Shares Outstanding. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any Subsidiary but shall include the aggregate number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 2.2(c)(i), plus, any of the other securities referred to in Sections 2.1(a)(i) and 2.1(a)(ii), regardless of whether the Options or Convertible Securities exercisable or convertible for Common Stock are actually exercisable or convertible at such time.

                  (d) Antidilution Adjustments under other Securities. Without limiting any other rights available hereunder to the Registered Holders, if there is an antidilution adjustment under any Options or Convertible Securities, whether issued prior to or after the date hereof (except as stated in Section 2.1(a) hereof), which results in a reduction in the exercise, purchase or conversion price with respect to such Convertible Security or Option or results in an increase in the number of shares obtainable under such Convertible Security or Option, then an adjustment shall be made to the Exercise Price. Any such adjustment under this Section 2.2(d) shall be whichever of the following results in a lower Exercise Price: (i) a reduction in the Exercise Price equal to the percentage reduction in such exercise or purchase price with respect to such Convertible Security or Option or (ii) a reduction in the Exercise Price which will result in the same percentage increase in the number of shares of Warrant Stock available hereunder as the percentage increase in the number of shares available under such Convertible Security or Option. Any such adjustment under this Section 2.2(d) shall only be made if it would result in a lower Exercise Price than that which would be determined pursuant to any other antidilution adjustment otherwise required hereunder as a result of the event or circumstance which triggered the adjustment to the Convertible Securities or Options described above (and if any such adjustment is so made under this Section 2.2(d), then any such other antidilution adjustment otherwise required hereunder shall not be made as a result of such event or circumstance).

                  (e) Other Adjustments. Without limiting any provisions of this
Section 2 or any other provisions of this Warrant, in case any event shall occur as to which any of the provisions of this Section 2 are not strictly applicable but the failure to make any adjustment would not fairly protect the exercise rights represented by the Warrants in accordance with the essential intent and principles of this Section 2, then, in each such case, the Company shall appoint a firm of independent public accountants of recognized national standing selected in good faith by the Board of Directors of the Company (who may be the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 2, necessary to preserve, without dilution, the exercise rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly mail copies thereof to the Registered Holders of the Warrants and shall make the adjustments described therein. In the event that the Company shall enter into any transaction for the purpose of avoiding the application of the provisions of this Section 2, the benefits provided by such provisions shall nevertheless apply and be preserved.

                  (f) Meaning of "Issuance". References in this Warrant to "issuance" of stock by the Company include issuances by the Company of previously unissued shares and issuances, sales or other transfers by the Company of treasury stock.

         2.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If, at any time, (i) the Company shall consolidate or merge into another corporation (where the Company is not the continuing corporation after such merger or consolidation), (ii) all or substantially all of the Company's assets are sold to another Person, (iii) the Company engages in any recapitalization, reorganization or reclassification, or (iv) the Company engages in any other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent Liquidation (as defined in Section 4.2 hereof)) securities or assets with respect to or in exchange for Common Stock (each of the foregoing referred to herein as a "Restructuring Event"), the Registered Holder hereof shall thereafter be entitled to receive, upon the exercise of the Warrants, the securities or other assets to which (and upon the same terms and with the same rights as) a holder of the number of shares of Warrant Stock then deliverable upon exercise of this Warrant would have been entitled upon the occurrence such Restructuring Event (subject to any adjustments required hereunder). In any such case, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Registered Holders of the Warrants representing a majority of the Warrant Stock obtainable upon exercise of all Warrants then outstanding) to insure that, following the occurrence of any such Restructuring Event, the terms of, and rights under, the Warrants shall be applicable in relation to any securities or other assets thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such Restructuring Event unless prior to the consummation thereof the successor entity (if other than the Company) agrees by written instrument (in form and substance reasonably satisfactory to the Registered Holders of Warrants representing a majority of the Warrant Stock obtainable upon exercise of all of the Warrants then outstanding) (A) to assume the obligation to deliver to each Registered Holder such securities or other assets to which such Registered Holder may be entitled in accordance with the foregoing provisions and (B) to be bound by the Warrants, the Purchase Agreement and any applicable Other Transaction Documents.

         2.4 Voluntary Reduction. The Company from time to time may, as the Board of Directors deems appropriate, reduce the Exercise Price by any amount for any period of time (but not for a period less than ninety (90) days); provided, however, that in no event may the Exercise Price be less than the par value of a share of Common Stock. If the Exercise Price is reduced pursuant to this Section 2.4, the Company shall, at least fifteen (15) days before the date the reduced Exercise Price takes effect, mail to the Registered Holders a notice of such reduction. The notice shall state the reduced Exercise Price and the period it will be in effect. No reduction of the Exercise Price pursuant to this
Section 2.4, shall effect the obligation of the Company to adjust the Exercise Price pursuant to this Section 2.

         Section 3. Dividends. If the Company, after the Date of Issuance, declares or makes a distribution upon the Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of (i) cash (whether or not payable out of earnings or surplus), other than regularly scheduled cash distributions declared or made in the ordinary course of the Company's business and approved by the Board of Directors of the Company, (ii) other assets, (iii) evidences of indebtedness or other securities of the Company or of any entity other than the Company, or (iv) Options or Convertible Securities to purchase any of the foregoing assets or securities, whether or not such Options or Convertible Securities are immediately exercisable or convertible (any such distribution referred to herein as a "Dividend"), then the Company shall hold in escrow in a manner reasonably satisfactory to each holder of Warrants pending exercise of such Warrants, and upon exercise of any Warrant the Company shall deliver to the Registered Holder of such Warrant, the Dividend which would have been paid to such Registered Holder on the Warrant Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         Section 4.        Certificates, Notices, Consents and Reservations.

         4.1 Certificates. Upon the occurrence of any Diluting Event, the Company shall mail to the Registered Holders (by registered or certified mail, postage prepaid) a certificate signed by the President, Acting President or a Vice President and by the Treasurer, an Assistant Treasurer or Chief Financial Officer of the Company, setting forth in reasonable detail the events requiring the adjustment and the method by which such proposed adjustment was calculated and specifying the adjusted Exercise Price and/or number of shares subject to this Warrant after giving effect to the proposed adjustment(s) and, upon the request of any Registered Holder, the Company shall deliver a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the Exercise Price as so adjusted, the then current number of shares of Warrant Stock (as adjusted pursuant to Section 2.1(b) hereof), the computation of such adjustments and a brief statement of the facts accounting for such adjustment (which certificate shall be obtained at the expense of the Company).

         4.2 Notice. If at any time after the date hereof (i) the Company authorizes, declares or makes any Dividend to the holders of Common Stock;
(ii) the Company takes any action or any event occurs which results in or constitutes a Diluting Event; (iii) there shall be any Restructuring Event;
(iv) there shall be any voluntary or involuntary liquidation, dissolution or winding-up of the Company or other distribution of the Company's assets (a "Liquidation"), then, in each such case, the Company shall mail (by registered or certified mail, postage prepaid) to the Registered Holders notice of any such event or proposed action, which notice shall (x) set forth such facts as shall indicate the effect of any such event or action (to the extent such facts are known on the date of such notice) on the Exercise Price, (y) indicate the kind and amount of the shares and other securities and assets deliverable upon exercise of the Warrants and (z) specify the date as of which such holders of Common Stock shall be entitled to exchange their Common Stock for securities or other assets deliverable upon any of the events or actions described in subsections (i)-(iv) hereof. Such notice shall be mailed, in each case, at least ten (10) days prior to any record date, and in any event, at least thirty (30) days prior to the date upon which such action or event takes place.

         4.3 Failure and Defects. Failure to file any certificate or notice or to mail any notice, or any defect in any certificate or notice pursuant to this
Section 4, shall not affect the legality or validity of the adjustment of the Exercise Price and/or number of shares of Warrant Stock subject to this Warrant pursuant to Section 2.

         Section 5. Definitions. The following terms have the meanings set forth below:

                  "Additional Common Stock" has the meaning set forth in Section 2.2(b) hereof.

                  "Affiliate", when used with respect to any Person, means
         (i) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner

         (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Exchange
         Act) of such Person, and, if such beneficial owner is a partnership, any general or limited partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Additional Common Stock" has the meaning set for in Section 2.2(b) hereof.

                  "Aggregate Exercise Price" has the meaning set forth in
         Section 1.2(b) hereof.

                  "Assignee" has the meaning set forth in the first paragraph of this Warrant.

                  "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Common Stock" has the meaning set forth in the first paragraph of this Warrant.

                  "Conversion Date" has the meaning set forth in Section 1.5(b) hereof.

                  "Conversion Notice" has the meaning set forth in Section 1.5(b) hereof.

                  "Conversion Right" has the meaning set forth in Section 1.5(a) hereof.

                  "Conversion Warrant Stock" has the meaning set forth in
         Section 1.5(a) hereof.

                  "Convertible Securities" has the meaning set forth in Section 2.2(c)(i) hereof.

                  "Date of Issuance" means the date of initial issuance of the Warrants pursuant to the Purchase Agreement regardless of the number of times transfer of such Warrants shall be made on the records maintained by or for the Company and regardless of the number of new certificates which may be issued to represent the unexpired and unexercised rights formerly represented by this Warrant.

                  "Diluting Event" shall mean any event which, pursuant to the terms of this Warrant, requires the Company to adjust the Exercise Price and/or the number of shares subject to this Warrant.

                  "Exercise Date" has the meaning set forth in Section 1.2 hereof.

                  "Exercising Holder" has the meaning set forth in Section 1.1 hereof.

                  "Exercise Period" has the meaning set forth in Section 1.1 hereof.

                  "Exercise Price" has the meaning set forth in the first paragraph hereof.

                  "Fair Market Value" means as to any security (other than Warrants), on any date, the average of the daily closing prices of such security's sales on the principal national securities exchange on which such security is listed or admitted to trading, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed or admitted to trading on any national securities exchange, the average of the highest bid and lowest asked prices quoted by the National Association of Securities Dealers, Inc., Automated Quotation System (the "Nasdaq System") (or comparable system) as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in such system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which "Fair Market Value" is being determined and the twenty (20) consecutive Business Days prior to such day; provided that if such security is listed on any domestic securities exchange, for the purposes of this definition, the term Business Days as used in this sentence means Business Days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the Nasdaq System or the domestic over-the-counter market, the "Fair Market Value" shall be the fair value thereof determined jointly by the Company and the Registered Holders of Warrants representing a majority of the Warrant Stock purchasable upon exercise of all Warrants then outstanding; provided that if such Registered Holders and the Company are unable to agree within ten (10) days of delivery of notice by the Company in connection with the event giving rise to the determination of Fair Market Value then Fair Market Value shall be determined by the agreement of two arbitrators, one of whom shall be selected by the Company and the other of whom shall be selected by a majority of the Registered Holders or if the two arbitrator so selected fail to agree within twenty (20) days, by a third arbitrator selected by the mutual agreement of the other two (with all costs and expenses of the arbitrators to be paid by the Company). Any determination of Fair Market Value of a security will be made without giving-effect to any discount for any lack of liquidity attributable to a lack of a public market for such security, any minority interest or any voting rights thereof or lack thereof. The "Fair Market Value" of a Warrant means the excess of (i) the Fair

         Market Value of the shares of Warrant Stock obtainable upon exercise thereof at the close of business on the day preceding such exercise over (ii) the Aggregate Exercise Price of the Warrant Stock payable in connection with such exercise.

                  "Liquidation" has the meaning set forth in Section 4.2 hereof.

                  "Options" has the meaning set forth in Section 2.1(a)(ii) hereof.

                  "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  "Preferred Stock" has the meaning set forth in the second paragraph of this Warrant.

                  "Purchase Agreement" has the meaning set forth in the second paragraph of this Warrant.

                  "Registered Holder" with respect to this Warrant means the Person designated in the first paragraph hereof, and with respect to each other Warrant, "Registered Holder" means, on any given date, the Person who is then reflected as the holder thereof on the register maintained by the Company for such purpose and "Registered Holders" at any time means all Registered Holders of Warrants then outstanding.

                  "Registration Rights Agreement" the Registration Rights Agreement, dated as of October 4, 1996, as from time to time assigned, supplemented or amended or as the terms thereof may be waived, among the Company and the Holders named therein.

                  "Restructuring Event" has the meaning set forth in Section 2.3 hereof.

                  "Warrant Stock" has the meaning set forth in the first paragraph of this Warrant.

         Section 6. No Voting Rights; Limitations of Liability. Prior to the exercise of this Warrant (in full or in part) and except as otherwise specifically provided herein or in the Purchase Agreement, this Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. Prior to exercising this Warrant (in full or in part), nothing contained herein shall be construed as imposing on the Registered Holder or any Assignee any liabilities to purchase any securities or as a stockholder of the Company.

         Section 7. Liquidation Rights. Upon any Liquidation of the Company, each Registered Holder shall be entitled to, and the Company shall deliver to each such Registered Holder at the time of such Liquidation, an amount equal to
(i) the number of shares of Warrant Stock obtainable under this Warrant immediately prior to any such Liquidation multiplied by (ii) the quotient obtained by dividing (A) the value of the assets available for distribution to the common stockholders of the Company pursuant to Section 281(a) of the Delaware General Corporation Law of the State of Delaware by (B) the total number of shares of Common Stock outstanding on the date of any such Liquidation plus the number of shares of Warrant Stock obtainable under this Warrant immediately prior to any such Liquidation.

         Section 8. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon and contained in Section 13 of the Purchase Agreement and Section 14 of the Registration Rights Agreement, this Warrant and all rights hereunder are transferable, in whole or in part (without charge to the Registered Holder or the Assignee), upon surrender of this Warrant with a properly executed Assignment in substantially the form attached hereto as Annex B. Upon surrender of this Warrant pursuant to this Section 8, the Company shall execute and deliver to the Assignee a new Warrant or Warrants of like tenor, in the name of such Assignee, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face or faces of the Warrant or Warrants so surrendered (and the records of the Company shall be updated to reflect such Assignee as the Registered Holder). Until such Warrant has been transferred pursuant to this Section 8, the Company may treat the Registered Holder as the owner and holder of this Warrant for all purposes. Notwithstanding the foregoing, a Warrant, if properly assigned, may be exercised by an Assignee without a new Warrant first having been issued.


         Section 9. Replacement. Upon receipt of an affidavit of the Registered Holder or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt by the Company of an unsecured indemnity from the Registered Holder against claims directly related to the loss, theft or destruction of any such certificate, or in the case of any such mutilation, upon surrender and cancellation of such mutilated certificate, the Company shall (at its expense) execute and deliver a new certificate of like tenor (which certificate shall be dated the date of such lost, stolen, destroyed or mutilated certificate).

         Section 10. Specific Performance. The Company agrees and stipulates that the remedies at law of the Registered Holder (or any Assignee) in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. Such remedies and all other remedies provided for in this Warrant shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Warrant or otherwise.

         Section 11. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender.

         Section 12. Obtaining Stock Exchange Listings or Nasdaq Quotations. The Company shall take such action as may be necessary, from time to time, (i) to insure that the Common Stock remains listed on the Nasdaq System (or comparable system) and (ii) to the extent that the Registered Holder (or any predecessor thereto) shall have exercised registration rights pursuant to the Registration Rights Agreement with respect thereto, so that the shares of Warrant Stock, immediately upon their issuance upon the exercise of Warrants, will be listed or part of a class quoted, as the case may be, on the Nasdaq System (or on any other comparable system on which other shares of Common Stock are then listed or quoted.)

         Section 13. Notices. Except as otherwise expressly provided herein, all notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered personally, sent by reputable express courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at Three South Revmont Drive, Shrewsbury, New Jersey 07702, Attention: Eric A. Reehl, or at such other address as the Company may otherwise indicate in a written notice delivered to the Registered Holders and (ii) to the Registered Holder of this Warrant at such Registered Holder's address as it appears in the records of the Company or at such other address as any such Registered Holder may otherwise indicate in a written notice delivered to the Company.

         Section 14. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended, and compliance with any covenant or provision herein set forth may be omitted or waived, only if the Company has obtained the written consent of the Registered Holders of Warrants representing at least seventy-five percent (75%) of the shares of Warrant Stock obtainable upon exercise of the then outstanding Warrants and each Registered Holder shall be bound thereby; provided, however, that (i) no such amendment may decrease the Exercise Price of the Warrants or increase the number of shares or change the class of shares of stock obtainable upon the exercise of any Warrant unless such decrease, increase or change is made available to each Registered Holder on the same terms; (ii) no such amendment may increase the Exercise Price of any Warrant or decrease the number of shares or change the class of shares of stock obtainable upon the exercise of such Warrant without the written consent of each Registered Holder; and (iii) any written consent or waiver of any Registered Holder of any Warrant shall be binding upon such Registered Holder without majority consent if so specified in such written consent or waiver. Notwithstanding the foregoing, the provisions of Reliance's Warrant may be amended to delete Section 1.2A hereof and the proviso to the first sentence of
Section 1.5(a) hereof thirty (30) days following the delivery by the Registered Holder to the Company of a notice that such Warrant is to be modified by such deletions.

         Section 15. Descriptive Headings; Governing Law. The headings and captions in this Warrant are for convenience only and shall not define, limit or otherwise affect any of the terms or provisions hereof. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to any choice of law or conflict provision or rule which might result in the application of the laws of any jurisdiction other than the State of New York).

         IN WITNESS WHEREOF, HOME STATE HOLDINGS, INC. has caused this Warrant to be dated and to be executed and issued on its behalf by its officers thereunto duly authorized.

                                      HOME STATE HOLDINGS, INC.


                                      By: ___________________________
                                          Mark Vaughn
                                          Acting President








Attest:  _________________________
         Eric A. Reehl
         Assistant Secretary
















                    [Signature Page to the Reliance Warrant]

                                                                        ANNEX A

                               EXERCISE AGREEMENT

To:                                   Dated:

         The undersigned [Registered Holder] [Assignee] of the accompanying Warrant (Certificate No. A-__), pursuant to the provisions set forth in the attached Warrant, hereby exercises such Warrant or portion thereof, and agrees to subscribe for the purchase of _____ (1) shares of the Warrant Stock (as defined in such Warrant) and makes payment therefor [by application pursuant to
Section 1.4 of such Warrant of $________ representing the liquidation value of/dividends on _________ shares of the Preferred Stock (as defined in the Warrant) held by the undersigned] and/or [by wire transfer/bank check/certified check in the amount of $____________]. The undersigned requests that the certificate for such shares of Warrant Stock be issued in the name of, and be delivered to, ___________________________ whose address is ____________________
_________________.




                           __________________________________
                           [Name of Exercising Holder]


                           By: ______________________________
                               Name:
                               Title:

                           Address __________________________




_________
1/ [Insert the number of shares of Warrant Stock as to which this Warrant is being exercised. In the case of partial exercise, a new Warrant or Warrants will be issued and delivered, representing the unexercised portion of this Warrant, to the Exercising Holder surrendering the same (unless such Exercising Holder designates another Person as the recipient of such new Warrant)].

                                                                        ANNEX B
                                   ASSIGNMENT

To:                                   Dated:



                  FOR VALUE RECEIVED, _________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. A-____) with respect to the number of shares of the Warrant Stock covered thereby set forth below, unto:

Name of Assignee                     Address                      No. of Shares


                           ________________________________
                           [Name of Registered Holder]


                           By:_____________________________
                              Name:
                              Title: